UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 23, 2011
Western Alliance Bancorporation
(Exact name of registrant as specified in its charter)

Nevada	001-32550	88-0365922

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One E Washington Street, Suite 1400, Phoenix, Arizona	85004

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 602-389-3500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 27, 2011, as part of the United States Department of the Treasury (“Treasury”) Small Business Lending Fund (“SBLF”) program, Western Alliance Bancorporation, a Nevada corporation (the “Company”), which is the parent company of Western Alliance Bank, Torrey Pines Bank, and Bank of Nevada (collectively, the “Banks”), entered into a Small Business Lending Fund — Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Secretary”), pursuant to which the Company agreed to issue and sell, and the Secretary agreed to purchase, 141,000 shares of the Company’s Non-Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “SBLF Preferred Stock”), for a purchase price of $141,000,000.
The transaction described above closed on September 27, 2011. The SBLF Preferred Stock was issued in accordance with the designations, preferences, limitations and relative rights of the SBLF Preferred Stock established in the Certificate of Designation (as defined below) of the Company described in Item 5.03 below. The SBLF Preferred Stock has no maturity date and ranks senior to the Company’s common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of the Company.
The SBLF Preferred Stock qualifies as Tier 1 capital and will pay non-cumulative dividends quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Banks. Based upon the increase in the Banks’ level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at 3.8742411%. For the second through tenth calendar quarters, the dividend rate may be adjusted between one percent (1%) and five percent (5%) per annum to reflect the amount of change in the Banks’ level of QSBL. If the level of the Banks’ qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the SBLF Preferred Stock would increase. If at the beginning of the tenth full calendar quarter, the Banks’ QSBL has not increased relative to its baseline level, then the Company will be required to pay, at the beginning of the fifth anniversary of the Company’s Capital Purchase Program (“CPP”) investment, a repayment incentive fee equal to 2% per year on the total liquidation amount of SBLF Preferred Stock outstanding. For the eleventh calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).
The SBLF Preferred Stock is non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors.
The SBLF Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of the FDIC.
The issuance and sale of the SBLF Preferred Stock was a private placement exempt from registration pursuant to section 4(2) of the Securities Act of 1933, as amended.

Pursuant to the Purchase Agreement, approximately $140.8 million of the proceeds from the sale of the SBLF Preferred Stock was used to redeem the 140,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “CPP Preferred Stock”), issued in November 2008 to the Treasury under the CPP, plus the accrued and unpaid dividends owed on the CPP Preferred Stock through the date of closing of the sale of the SBLF Preferred Stock to the Secretary. The Company entered into a repurchase letter agreement with Treasury providing for the redemption of the CPP Preferred Stock (the “Repurchase Agreement”). As a result of its redemption of the CPP Preferred Stock, the Company is no longer subject to the limits on executive compensation and other restrictions stipulated under CPP. The Company will be subject to all terms, conditions and other requirements for participation in SBLF for as long as any SBLF Preferred Stock remains outstanding.
The Purchase Agreement and the Repurchase Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing summary of certain provisions of the Purchase Agreement and the Repurchase Agreement is qualified in its entirety by reference thereto.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02. The issuance and sale of the SBLF Preferred Stock was a private placement exempt from registration pursuant to section 4(2) of the Securities Act of 1933, as amended. The Company has not engaged in a general solicitation or advertising with regard to the issuance and sale of such securities and has not offered such securities to the public in connection with the issuance and sale of the SBLF Preferred Stock to the Secretary.
Item 3.03 Material Modification to Rights of Security Holders.
The terms of the SBLF Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock. Under the terms of the SBLF Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the SBLF Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current calendar quarter and for the next three calendar quarters following the failure to declare and pay dividends on the SBLF Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach.
Under the terms of the SBLF Preferred Stock, the Company may only declare and pay a dividend on the common stock or other stock junior to the SBLF Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Certificate of Designation (as defined below), of the Company fixing the designations, preferences, limitations and relative rights of the SBLF Preferred Stock, excluding any subsequent net charge-offs and any redemption of the SBLF Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by 10% for each one percent increase in QSBL over the baseline level.
As a result of its redemption of the CPP Preferred Stock, the Company is no longer subject to the limits on its ability to pay dividends and repurchase shares as stipulated under CPP. The Company will, however, be subject to the limitations described above as well as all other terms, conditions and requirements for participation in SBLF for as long as any SBLF Preferred Stock remains outstanding.

Item 5.02	Departure of Directors or Certain Officers; Election of; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
As a result of the redemption of the CPP Preferred Stock, the Company is no longer subject to the Treasury’s executive compensation regulations for CPP participants.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 23, 2011, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the State of Nevada for the purpose of amending its Amended and Restated Certificate of Incorporation, as amended, to fix the designations, preferences, limitations and relative rights of the SBLF Preferred Stock. The Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.
Item 8.01 Other Information.
On September 27, 2011, the Company issued a press release announcing the closing of the sale of $141,000,000 of SBLF Preferred Stock to the Secretary pursuant to the Purchase Agreement. The press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
The following exhibits are filed herewith:

Exhibit No.	Description

3.1	Certificate of Designation — SBLF Preferred Stock

10.1	Small Business Lending Fund — Securities Purchase Agreement, dated September 27, 2011, between Western Alliance Bancorporation and the Secretary of the Treasury

10.2	Repurchase Agreement, dated September 27, 2011, between Western Alliance Bancorporation and the United States Department of the Treasury

99.1	Press Release issued on September 27, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN ALLIANCE BANCORPORATION
By:	/s/ Dale Gibbons
	Name:	Dale Gibbons
	Title:	Executive Vice President and Chief Financial Officer

Date: September 27, 2011

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation — SBLF Preferred Stock

10.1	Small Business Lending Fund — Securities Purchase Agreement, dated September 27, 2011, between Western Alliance Bancorporation and the Secretary of the Treasury

10.2	Repurchase Agreement, dated September 27, 2011, between Western Alliance Bancorporation and the United States Department of the Treasury

99.1	Press Release issued on September 27, 2011